BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.

Certified Public Accountants
406 Lippincott Drive, Ste. J
Marlton, NJ  08053-4168
(856) 346-2828 Fax (856) 396-0022

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in the Registration Statement of Transfer Technology International Corp. on Form S-8 relating to the registration of 15,000,000 common shares to be issued to certain employees and consultants pursuant to the 2010 Stock Option Plan of our Auditors' Report, dated April 3, 2009, on the consolidated balance sheets of Transfer Technology International Corp. as of December 31, 2008, and the related consolidated statements of operations,  stockholders' deficit, and cash flows for the year ended December 31, 2008.

/s/ Bagell, Josephs, Levine & Company, L.L.C.

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Marlton, New Jersey
December 22, 2010